Exhibit 99.1

EMERSON NAMES MATTHEW LEVATICH TO
BOARD OF DIRECTORS

ST. LOUIS, August 7, 2012 – Matthew Levatich, president and chief operating officer of Harley-Davidson Motor Company, Inc., has been elected to Emerson’s (NYSE:EMR) board of directors, Chairman and CEO David N. Farr announced today.
   Levatich has served as president and COO of Harley-Davidson since 2009. An 18-year Harley Davidson employee, he has held a wide range of management and leadership positions at the company, and has helped strengthen it as a global brand.
“Matt has a strong background in manufacturing, excellent global marketing experience, and broad management skills that will be of great value to Emerson’s shareholders,” Farr said. “We look forward to his insight and counsel as we continue to grow our competitive global leadership position.”
Levatich joined Harley-Davidson in 1994 through its Leadership Development Program and quickly worked his way up to several senior roles within Harley-Davidson. As the president and managing director of MV Agusta Motor S.p.A., he oversaw the integration of the company’s premium Italian performance motorcycle brand. Before that, he had managed all aspects of Harley-Davidson’s global parts and accessories business after successfully leading its worldwide supply chain operations. Prior to Harley-Davidson, Levatich held various supervising roles at Albany International in New York.
 Levatich will serve on the Emerson Board’s Compensation Committee.

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Levatich holds an undergraduate degree in mechanical engineering from Rensselaer Polytechnic Institute. He received his ME in engineering management and MBA in marketing, finance and organizational behavior from Northwestern University. He serves on the executive advisory board of the MMM Program at the J.L. Kellogg Graduate School of Management and Robert R. McCormick School of Engineering and Applied Sciences at Northwestern University and is a trustee on the Milwaukee Institute of Art and Design and a Regent at the Milwaukee School of Engineering (MSOE).

About Emerson

Emerson (NYSE:EMR), based in St. Louis, Missouri (USA), is a global leader in bringing technology and engineering together to provide innovative solutions for customers in industrial, commercial, and consumer markets around the world. The company is comprised of five business segments: Process Management, Industrial Automation, Network Power, Climate Technologies, and Commercial & Residential Solutions. Sales in fiscal 2011 were $24.2 billion. For more information, visit www.Emerson.com.

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